Exhibit 99.4
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On August 5, 2014, pursuant to the Agreement and Plan of Reorganization, dated as of February 25, 2014 (the “merger agreement"), by and among Southern Missouri Bancorp, Inc. (“Southern Missouri”), Peoples Service Company (“PSC”) and Peoples Banking Company, which prior to the exchange (as defined below) was 80%-owned by PSC (“PBC”), Southern Missouri completed its acquisition of PSC.  PSC was merged with and into Southern Missouri, with Southern Missouri as the surviving entity (the “merger”).  Immediately prior to the merger, all but one of the shareholders of PBC other than PSC (the “PBC minority shareholders”) exchanged each of their shares of PBC common stock for 0.618943382 shares of PSC common stock (the “exchange”) pursuant to the Stock Exchange Agreement, dated as of August 5, 2014, by and among PSC and the PBC minority shareholders who elected to participate in the exchange. Upon completion of the merger, each share of PSC common stock outstanding immediately prior to the merger (including all of the shares of PSC common stock issued to PBC minority shareholders in the exchange) converted into the right to receive merger consideration consisting of $11.50 in cash and 0.3289 shares of Southern Missouri common stock, with cash paid in lieu of any fractional Southern Missouri shares. Immediately following the merger, PBC, which upon completion of the merger became a subsidiary of Southern Missouri, was merged with and into Southern Missouri, with Southern Missouri as the surviving entity (the “parent-subsidiary merger”). Upon completion of the parent-subsidiary merger, each share of PBC common stock that was held by the PBC minority shareholder who did not participate in the exchange converted into the right to receive consideration from Southern Missouri that is identical to the merger consideration payable under the merger agreement, which, in the case of such PBC minority shareholder, consisted entirely of a cash payment.

The following is the unaudited pro forma combined condensed consolidated financial information for Southern Missouri and PSC, giving effect to the merger. The unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2014, gives effect to the exchange and the merger as if they occurred on that date. The unaudited pro forma combined condensed consolidated statement of income for the year ended June 30, 2014, gives effect to the exchange and the merger as if they occurred on July 1, 2013.

The unaudited pro forma combined condensed consolidated financial statements have been prepared using the acquisition method of accounting for business combinations under GAAP. Southern Missouri is the acquirer for accounting purposes. Certain reclassifications have been made to the historical financial statements of PSC to conform to the presentation in Southern Missouri’s financial statements.

The determination of the fair values of PSC's assets and liabilities has been based on the actual net tangible and intangible assets of PSC that existed as of the date of completion of the transaction. The value of the final purchase price of the merger was based on the closing price of Southern Missouri common stock on the closing date of the merger, with respect to the stock portion of the merger consideration. The closing price of Southern Missouri common stock of $35.69 on June 30, 2014, was used for purposes of presenting the unaudited pro forma combined condensed consolidated balance sheet at June 30, 2014. It was assumed for purposes of the unaudited pro-forma combined consolidated financial statements that PSC’s pre-closing capital was $19.8 million.

In connection with the plan to integrate the operations of Southern Missouri and PSC following the completion of the merger, Southern Missouri anticipates that nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, will be incurred. Southern Missouri is not able to determine the timing, nature and amount of these charges as of the date of this document. However, these charges will affect the results of operations of the combined company following the completion of the merger, in the period in which they are recorded. The unaudited pro forma combined condensed consolidated statements of income do not include the effects of the non-recurring costs associated with any restructuring or integration activities resulting from the merger, as they are nonrecurring in nature and not factually supportable at this time. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration.

The unaudited pro forma combined condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined condensed consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated financial information is based on, and should be read together with, the historical consolidated financial statements and related notes of Southern Missouri contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 2014, filed with the SEC, and the historical consolidated financial statements and related notes of PSC contained in Item 9.01(a) of this filing.

SOUTHERN MISSOURI BANCORP, INC. AND PEOPLES SERVICE COMPANY, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
As of June 30, 2014

(In thousands)

	Southern Missouri	Peoples Service	Pro Forma
	Bancorp	Company*	Adjustments		Pro Forma
ASSETS
Cash, cash equivalents, and Federal funds sold	$14,932	$5,603	$(14,721)	A	$5,814
Interest-bearing time deposits	1,655	20,813	-		22,468
Securities available for sale, at fair value	130,222	31,872	-		162,094
Non-marketable securities - Federal Home Loan Bank and Federal Reserve Bank stock	5,993	927	-		6,920
Loans:
Loans receivable	810,315	196,430	(5,820)	B	1,000,925
Less: allowance for loan losses	9,259	3,333	(3,333)	C	9,259
Loans receivable, net	801,056	193,097	(2,487)		991,666
Premises and equipment, net	22,466	10,848	1,070	D	34,384
Bank-owned life insurance - cash surrender value	19,123	-	-		19,123
Identifiable intangible assets, net	2,335	-	3,000	E	5,335
Goodwill	1,600	-	2,227	F	3,827
Accrued interest receivable, prepaid expenses, and other assets	22,040	2,675	835	G	25,550
TOTAL ASSETS	$1,021,422	$265,835	$(10,076)		$1,277,181

LIABILITIES
Deposits:
Noninterest bearing	$68,113	$46,674	$-		$114,787
Interest bearing	717,688	173,503	681		891,872
Total deposits	785,801	220,177	681		1,006,659
Securities sold under agreements to repurchase	25,561	-	-		25,561
Federal Home Loan Bank (FHLB) advances	85,472	15,000	1,038	H	101,510
Other borrowings	-	2,921	(2,921)	I	-
Accrued interest payable, accrued expenses, and other liabilities	3,750	619	1,051	J	5,420
Subordinated debt	9,727	6,495	(1,633)	K	14,589
TOTAL LIABILITIES	910,311	245,212	(1,784)		1,153,739

STOCKHOLDERS' EQUITY
Preferred stock	20,000	-	-		20,000
Common stock	33	11	(7)	L	37
Warrants to acquire common stock	177	-	-		177
Additional paid-in capital	23,504	5,328	6,999	L	35,831
Retained earnings	66,809	15,218	(15,218)	L	66,809
Accumulated other comprehensive loss	588	66	(66)	L	588
TOTAL STOCKHOLDERS' EQUITY	111,111	20,623	(8,292)		123,442
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,021,422	$265,835	$(10,076)		$1,277,181

* Assumes completion of the Exchange

SOUTHERN MISSOURI BANCORP, INC. AND PEOPLES SERVICE COMPANY, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Year Ended June 30, 2014

(In thousands, except share and per share data)

	Southern Missouri	Peoples Service	Pro Forma
	Bancorp	Company	Adjustments		Pro Forma
INTEREST INCOME
Loans	$37,552	$9,877	$1,454	M	$48,883
Investment securities	1,951	517	17	M	2,485
Mortgage-backed securities	943	-	-		943
Other interest-earning assets	25	179	-		204
TOTAL INTEREST INCOME	40,471	10,573	1,471		52,515

INTEREST EXPENSE
Deposits	5,963	1,201	(366)	M	6,798
Securities sold under agreements to repurchase	132	-	-		132
Advances from FHLB Des Moines	1,085	472	(310)	M	1,247
Notes due to shareholders	-	221	-		221
Subordinated debt	305	135	52	M	492
TOTAL INTEREST EXPENSE	7,485	2,029	(624)		8,890

NET INTEREST INCOME	32,986	8,544	2,095		43,625
Provision for loan losses	1,646	-	-		1,646
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	31,340	8,544	2,095		41,979

NONINTEREST INCOME
Deposit account charges and related fees	2,616	453	-		3,069
Bank credit transaction fees	1,433	523	-		1,956
Loan late charges	241	65	-		306
Other loan fees	443	9	-		452
Net realized gains on sale of loans	503	131	-		634
Net realized gains on sale of available for sale securities	116	(163)	-		(47)
Earnings on bank owned life insurance	540	-	-		540
Other income	241	267	-		508
TOTAL NONINTEREST INCOME	6,133	1,285	-		7,418

NONINTEREST EXPENSE
Compensation and benefits	12,265	4,912	-		17,177
Occupancy and equipment, net	3,846	1,508	(74)	M	5,280
Deposit insurance premiums	462	204	-		666
Legal and professional fees	1,524	433	-		1,957
Advertising	520	159	-		679
Postage and office supplies	568	118	-		686
Intangible amortization	674	-	500	M	1,174
Bank card network fees	1,114	241	-		1,355
Other operating expense	2,674	820	-		3,494
TOTAL NONINTEREST EXPENSE	23,647	8,395	426		32,468

INCOME BEFORE INCOME TAXES	13,826	1,434	1,669		16,929

INCOME TAXES	3,745	544	626	N	4,915

NET INCOME	10,081	890	1,043		12,014

Less: dividend on preferred shares	200	-	-		200

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$9,881	$890	$1,043		$11,814

Basic earnings per share available to common stockholders	$2.99	$0.85			$3.23
Diluted earnings per share available to common stockholders	$2.91	$0.85			$3.15

Average shares outstanding - Basic	3,308,180	1,051,677	345,893	O	3,654,073
Average shares outstanding - Diluted	3,400,207	1,051,677	345,893	O	3,746,100

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

Note 1—Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information has been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma combined condensed consolidated statement of income for the fiscal year ended June 30, 2014, is presented as if the acquisition occurred on July 1, 2013. The unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2014, is presented as if the acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document.

Certain historical data of PSC has been reclassified on a pro forma basis to conform to Southern Missouri’s classifications.

Note 2—Purchase Price

Upon completion of the merger, each share of PSC common stock that is issued and outstanding immediately prior to the merger (which includes all shares of PSC common stock issued to the PBC minority shareholders in the exchange) was converted into the right to receive merger consideration consisting of (1) $11.50 in cash and (2) 0.3289 shares of Southern Missouri common stock.  Cash was paid in lieu of any fractional shares of Southern Missouri common stock.

Southern Missouri issued 345,893 shares of common stock in the merger, resulting in approximately 3.7 million shares of common stock outstanding after the merger, and paid aggregate cash consideration in the merger of approximately $12.1 million.

Based on PSC’s equity at June 30, 2014, the cash portion of the merger consideration would have been approximately $11.8 million in the aggregate, or $11.22 per share.

Note 3—Allocation of Purchase Price of PSC

Under the acquisition method of accounting, PSC's assets and liabilities and any identifiable intangible assets were required to be adjusted to their estimated fair values. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, was allocated to goodwill. Fair value adjustments included in the pro forma financial statements are based upon available information, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record the transaction and to adjust PSC’s assets and liabilities to their estimated fair values at June 30, 2014.
Allocation of Purchase Price

(in thousands)
Purchase price of Peoples:
Market value of Southern Missouri common stock
at $35.48 per share as of August 5, 2014	$12,331
Cash to be paid	11,800
Total purchase price	$24,131

Historical net assets of Peoples as of June 30, 2014	$20,623

Fair market value adjustments as of June 30, 2014
Loans	(5,820)
Elimination of Peoples' allowance for loan losses	3,333
Fixed assets	1,070
Goodwill	2,227
Core deposit intangible	3,000
Time deposits	(681)
FHLB advances	(1,038)
Subordinated debt	1,633
Deferred taxes on purchase accounting adjustments	835
$25,182

        The following pro forma adjustments are reflected in the unaudited pro forma condensed combined consolidated financial information:

A.
The cash portion of the purchase price that would have to be paid to PSC shareholders on June 30, 2014, of approximately $11.8 million and repayment by Southern Missouri at the effective time of the merger of PSC outstanding indebtedness of approximately $2.9 million.

B.
Fair value adjustment on loans which is attributable primarily to expected credit losses.  Adjustments for interest rates accruing on the acquired loan portfolio are immaterial to the financial presentation.  The fair value adjustment will be accreted over the expected life of the loan portfolio using the level-yield method.

C.	Elimination of PSC’s allowance for loan losses.

D.	Fair value adjustment on fixed assets to reflect independently-appraised values of material fixed assets.

E.	Core deposit intangible recorded at acquisition, to be amortized using the straight-line method over an expected six-year useful life of the deposit portfolio.

F.	Goodwill recorded at acquisition. Refer to purchase price calculation table above.

G.	Net deferred tax asset on purchase accounting adjustments, at a tax rate of 37.5%.

H.	Fair value adjustment on FHLB advances to be amortized using the level-yield method over the remaining life of the advances.

I.	Repayment by Southern Missouri at the effective time of the merger of PSC outstanding indebtedness of approximately $2.9 million.

J.	Accrual by PSC of merger costs, net of tax.

K.	Fair value adjustment on subordinated debt to be accreted using the level-yield method over the remaining life of the debt securities.

L.	Elimination of PSC stockholders’ equity and issuance of Southern Missouri shares in the merger.

M.	See Note 4 regarding estimated pro forma adjustments included in the pro forma combined condensed consolidated statements of operation.

N.	Taxes were adjusted for the pro forma combined condensed consolidated statements of operation at a blended 37.5% state and federal rate.

O.	Shares issued by Southern Missouri in the merger.

Note 4—Estimated Amortization/Accretion of Acquisition Accounting Adjustments

For purposes of determining the pro forma effect of the merger on the statements of income, the following pro forma adjustments have been made as if the acquisition occurred as of July 1, 2013 (in thousands):

For the year
ended
June 30, 2014
Yield adjustment for interest income on investment securities	$17
Yield adjustment for interest income on loans	1,454
Amortization of core deposit intangible	(500)
Depreciation on fixed assets	74
Yield adjustment for time deposits	366
Yield adjustment for interest expense on FHLB advances	310
Yield adjustment for interest expense on subordinated debt	(52)
Total adjustments	1,669
Tax effect on pro forma adjustments	626
Total adjustments, net of tax	$1,043

Note 5—Merger Costs of PSC

The table below reflects the aggregate merger costs of $1.1 million (net of $323,000 tax benefit), computed using the combined federal and state tax rate of 37.5%) incurred by PSC in connection with the merger, which are excluded from the pro forma financial statements. These costs, primarily comprised of cash charges, include the following (in thousands):

Professional fees(1)	$934,000
Change of control payments	290,000
Retention bonuses	150,000
Data processing, termination, and conversion	-
Other	-
Total merger costs	1,374,000
Tax benefit	323,000
Merger costs, after taxes	$1,051,000
______________________ (1) A portion of this amount is not tax deductible.

The costs reflected in the table above are those costs associated with the acquisition and merger of PSC into Southern Missouri. Southern Missouri expects to achieve further efficiencies late in calendar year 2014 by merging the bank subsidiary, Peoples Bank of the Ozarks, with and into Southern Bank. Data processing, legal, and other costs involved in that process are not included in this amount.